Exhibit 99
Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154
NEWS RELEASE

FOR RELEASE	CONTACT:
Jan. 30, 2006, 5:30 AM ET	Investor:	Dave Prichard, (708) 551-2592
	Media:	Mark Lindley, (708) 551-2602
CORN PRODUCTS INTERNATIONAL REPORTS 2005 FOURTH QUARTER
DILUTED EPS OF 31 CENTS; FULL-YEAR DILUTED EPS OF $1.19 IN LINE WITH PRIOR
GUIDANCE AS NET SALES AND OPERATING CASH FLOW REACH RECORD LEVELS
     WESTCHESTER, Ill., January 30, 2006 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported an increase in net income to $23 million, or $0.31 per diluted share, for the fourth quarter of 2005 ended December 31, 2005, compared with net income of $14 million, or $0.19 per diluted share, a year ago.
     Last year’s fourth quarter included a restructuring charge of $21 million ($15 million after-tax, or $0.20 per diluted share) for plant closures in Mexico and South America.
     2005 fourth-quarter sales improved 2 percent to $586 million, a fourth-quarter record, versus $574 million in the prior year as positive currency translation and slightly higher volumes more than offset unfavorable pricing/product mix.
     Operating income of $44 million was up significantly from $25 million in the comparable period in 2004, which included the restructuring charge impact, while operating margins were 7.5 percent compared to 4.4 percent a year ago. Lower fourth-quarter net corn costs were partially offset by higher logistics and energy costs, predominantly natural gas. The Company’s effective tax rate in the fourth quarter of 2005 was 34.4 percent versus only 7.1 percent last year, while weighted average shares outstanding were 2 percent lower due to repurchases of approximately 1.7 million shares in the first nine months of the year.
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Corn Products International — Page 2
     “While we benefited from improved performances in our South America and Asia/Africa segments, the fourth quarter was a very difficult one for our North American business, specifically our US operations,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “Stronger results in Canada and Mexico were unfortunately reduced by an operating loss in the US business, attributable to the continuing increase in energy and supply costs, and operating issues and boiler reliability at Argo, our largest plant.”
2005 Full-Year Results
     Corn Products International achieved record net sales of $2.36 billion in 2005, up 3 percent from $2.28 billion in 2004 as favorable currency translation, particularly attributable to the Korean won and Brazilian real, as well as slightly higher volumes more than offset reduced price/product mix, primarily co-products.
     Net income of $90 million, or $1.19 per diluted share, fell 4 percent from $94 million, or $1.25 per diluted share, in 2004. Last year’s results included the aforementioned 2004 fourth-quarter restructuring charge of $15 million after-tax, or $0.20 per diluted share. An effective tax rate of 37.5 percent in 2005 versus 30.0 percent in 2004 also impacted results.
     Operating income of $183 million compared with $179 million in 2004. The Company experienced a double-digit increase in global energy costs, especially natural gas, compared with only a slight improvement in net corn cost. Reflecting cost control programs, selling, general and administrative expenses as a percentage of net sales in 2005 was 6.7 percent versus 6.9 percent in 2004.
     “Even though 2005 was the Company’s second-best level of net income and EPS, the effects from various operational issues that arose throughout the year at our US Argo facility hurt the bottom line,” said Scott. “However, the year had several important positives, with our South American business posting its best year ever for sales and operating income and our Asia/Africa segment continuing its recovery to near-record sales and profit levels. We also strengthened our balance sheet and achieved record operating cash flow.”
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Corn Products International — Page 3
Regional Business Segment Performance
     Results on a regional basis for the year ended December 31, 2005, were as follows:
North America
Net sales of $1.42 billion were essentially unchanged from the prior year as favorable volumes and slightly stronger local currencies were offset by lower price/product mix. Operating income of $59 million fell sharply from $87 million. Mexico’s operating income in 2005 almost doubled from 2004, driven largely by high fructose corn syrup results, reaching profitability levels comparable with 2000 and 2001. However, US and Canada results were substantially lower from the impact of higher energy and logistics costs and continued pricing pressure, primarily on corn gluten feed. Argo operating issues that arose throughout the year further reduced the results in the US business.
South America
This division posted a record year and fourth quarter in 2005, in part reflecting the implementation of its specialty and basic ingredients market diversification strategy. Led by improved results in the Andean region and Southern Cone, 2005 full-year net sales of $603 million and operating income of $101 million rose 8 percent and 3 percent, respectively, compared with 2004.
Asia/Africa
The Asia/Africa division enjoyed a solid recovery in 2005. Operating income increased 12 percent to $53 million from $48 million in 2004 as net sales improved 9 percent to $335 million. Sales benefited from additional plant capacity in Pakistan, higher pricing in Thailand and a full year of the Chinese joint venture. Despite flat revenues owing to a soft economy, South Korea posted a 20 percent increase in operating income due to a strong won and lower net corn costs. Profitability was negatively impacted in Pakistan and Thailand from higher net corn costs and the continuing drought, respectively. Additionally, a $2-million pre-tax gain from the sale of land in Malaysia contributed to the region’s operating income increase.
Balance Sheet and Cash Flow
     The Company’s balance sheet at the end of 2005 remained strong with excellent liquidity. Cash provided by operations reached a record level of $245 million for the year ended December 31, 2005, compared with $166 million a year earlier.
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Corn Products International — Page 4
     Continuing a deleveraging trend since 2001, total debt to capital declined to 27.6 percent versus 30.3 percent at the end of 2004 and 27.8 percent at the end of the third quarter of 2005. Total debt decreased $40 million while cash and cash equivalents rose $15 million from 2004 year-end and $21 million from the end of the third quarter of 2005. Net debt (total debt minus cash) was $412 million at December 31, 2005, compared to $467 million last year. Financing costs rose slightly to $35 million in 2005 from $34 million in 2004.
2006 Outlook
     “We’re cautiously optimistic about prospects for meaningful earnings growth in 2006,” said Scott. “We have achieved higher contract pricing in our US and Canadian businesses for 2006. We are focused on resolving the issues in our US operations, and expect a continuation of solid performances in our South American and Asia/Africa businesses.”
     Scott said the Company is very disappointed with the preliminary duty on imported US corn of $1.65 per bushel imposed by the Canada Border Services Agency (CBSA), effective December 15, 2005, and remains committed to mitigating or eliminating its impact. A decision on the final duty level is expected early in the second quarter.
     “As we did last year,” Scott said, “we expect to quantify our 2006 EPS guidance when first-quarter results are announced in late April, after there is more clarity on the Argo operating improvement timeline and a final resolution to the Canadian corn duty issue is in place.”
     He added that further progress should be made in 2006 on the Company’s goal to be the premier regional provider of refined, agriculturally based products and ingredients worldwide. “We are focused on broadening our value-added product portfolio and expanding the business geographically in the high-growth region of Asia.”
Conference Call and Webcast
     Corn Products will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Sam Scott, chairman, president and chief executive officer, and Cheryl Beebe, vice president and chief financial officer.
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Corn Products International — Page 5
     The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.
     Individuals without Internet access may listen to the live conference call by dialing 719.457.2654. A replay of the audio call will be available through Friday, February 10 by calling 719.457.0820 and using passcode 9417484.
About the Company
     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2005, the Company recorded net sales of $2.36 billion with operations in 15 countries at 33 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. For more information, visit www.cornproducts.com.
Forward-Looking Statement
     This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this report or referred to or incorporated by reference into this report are “forward-looking statements.” These statements are subject to certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we
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Corn Products International — Page 6
manufacture and/or sell our products; fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of hostilities including acts of terrorism; stock market fluctuation and volatility; and our ability to maintain sales levels of HFCS in Mexico. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of certain risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.
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CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(All figures are in millions, except per share amounts)

	Three Months Ended		Change	Year Ended		Change
	December 31,		%	December 31,		%
	2005	2004		2005	2004

Net sales before shipping and handling costs	$635.5	$619.9	3%	$2,559.4	$2,461.5	4%
Less: shipping and handling costs	49.9	46.2	8%	199.0	178.0	12%

Net sales	585.6	573.7	2%	2,360.4	2,283.5	3%
Cost of sales	503.9	488.9	3%	2,028.4	1,929.2	5%

Gross profit	81.7	84.8	-4%	332.0	354.3	-6%

Operating expenses	40.7	40.0	2%	158.0	157.9	0%
Plant closing costs	—	20.8		—	20.8
Other expense (income), net	(2.8)	(1.2)	133%	(9.2)	(3.6)	156%

Operating income	43.8	25.2	74%	183.2	179.2	2%
Financing costs, net	6.9	8.3	-17%	34.8	34.1	2%

Income before income taxes	36.9	16.9	118%	148.4	145.1	2%
Provision for income taxes	12.7	1.2		55.7	43.5

	24.2	15.7	54%	92.7	101.6	-9%

Minority interest in earnings	0.7	1.3	-46%	3.1	8.0	-61%

Net income	$23.5	$14.4	63%	$89.6	$93.6	-4%

Weighted average common shares outstanding:
Basic	73.8	74.2		74.7	73.4
Diluted	74.6	76.1		75.6	74.7

Earnings per common share:
Basic	$0.32	$0.19	68%	$1.20	$1.28	-6%
Diluted	$0.31	$0.19	63%	$1.19	$1.25	-5%

Note:	All amounts per common share and the number of common shares for all periods presented have been retroactively adjusted to reflect the 2-for-1 stock split effective January 25, 2005.

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

(In millions, except share amounts)	December 31,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$116	$101
Accounts receivable — net	287	284
Inventories	258	258
Prepaid expenses	11	11
Deferred income tax assets	13	30

Total current assets	685	684

Property, plant and equipment — net	1,274	1,211
Goodwill and other intangible assets	359	353
Deferred income tax assets	3	42
Investments	11	9
Other assets	57	68

Total assets	$2,389	$2,367

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$57	$88
Deferred income taxes	1	—
Accounts payable and accrued liabilities	366	374

Total current liabilities	424	462

Non-current liabilities	110	116
Long-term debt	471	480
Deferred income taxes	128	177
Minority interest in subsidiaries	17	18
Redeemable common stock (1,227,000 shares issued and outstanding at December 31, 2005 and 2004) stated at redemption value	29	33
Stockholders’ equity
Preferred stock — authorized 25,000,000 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares — $0.01 par value — 74,092,774 issued at December 31, 2005 and 2004	1	1
Additional paid-in capital	1,068	1,047
Less: Treasury stock (common stock; 1,528,724 and 792,254 shares at December 31, 2005 and 2004, respectively) at cost	(36)	(4)
Deferred compensation — restricted stock	(1)	(2)
Accumulated other comprehensive loss	(251)	(321)
Retained earnings	429	360

Total stockholders’ equity	1,210	1,081

Total liabilities and equity	$2,389	$2,367

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For The Year
	Ended December 31,
(In millions)	2005	2004

Cash provided by (used for) operating activities:
Net income	$90	$94
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	106	102
Write-off of fixed assets-plant closures	—	19
Decrease (increase) in trade working capital	60	(37)
Other	(11)	(12)

Cash provided by operating activities	245	166

Cash provided by (used for) investing activities:
Capital expenditures, net of proceeds on disposal	(136)	(103)
Payments for acquisitions, net	(5)	(68)
Other	—	22

Cash used for investing activities	(141)	(149)

Cash provided by (used for) financing activities:
(Payments on) proceeds from borrowings, net	(44)	6
(Repurchases) issuance of common stock, net	(25)	30
Dividends paid	(22)	(23)

Cash (used for) provided by financing activities	(91)	13

Effect of foreign exchange rate changes on cash	2	1

Increase in cash and cash equivalents	15	31
Cash and cash equivalents, beginning of period	101	70

Cash and cash equivalents, end of period	$116	$101

CORN PRODUCTS INTERNATIONAL, INC.
Supplemental Financial Information
(Unaudited)
(Dollars in millions, except per share amounts)
I. Geographic Information of Net Sales and Operating Income

	Three Months Ended		Change	Year Ended		Change
	December 31,			December 31,
	2005	2004	%	2005	2004	%
Net sales
North America	$340.1	$346.7	-2%	$1,422.2	$1,419.0	0%
South America	164.6	149.7	10%	603.2	556.2	8%
Asia/Africa	80.9	77.3	5%	335.0	308.3	9%

Total	$585.6	$573.7	2%	$2,360.4	$2,283.5	3%

Operating income
North America	$12.6	$17.9	-30%	$59.0	$86.7	-32%
South America	29.0	26.4	10%	101.1	98.0	3%
Asia/Africa	10.1	9.6	5%	53.2	47.7	12%
Corporate	(7.9)	(7.9)	0%	(30.1)	(32.4)	-7%
Plant closing costs	—	(20.8)	—	—	(20.8)	—

Total	$43.8	$25.2	74%	$183.2	$179.2	2%

II. Estimated Sources of Diluted Earnings Per Share for the Year Ended December 31, 2005
The following is a list of the major items that impacted our year-to-date results. The amounts are calculated on a net after-tax basis and attempt to estimate total business effects.

Diluted
Earnings Per
Share
Year Ended
Diluted Earnings Per Share — December 31, 2004	$1.25
Change
Volumes	0.05
Operating margin	(0.18)
Foreign currency translation	0.17
Financing costs	(0.01)
Minority interest	0.07
Effective tax rate	(0.15)
Shares outstanding	(0.01)

Net Change	(0.06)

Diluted Earnings Per Share — December 31, 2005	$1.19

III. Capital expenditures
Capital expenditures, net of proceeds on disposals, for the years ended December 31, 2005 and 2004, were $136 million and $103 million, respectively. For 2006, the Company anticipates capital expenditures of approximately $150 million.

IV. Non-GAAP Information
The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives. Among these metrics is the Total Debt to Capitalization Percentage, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this non-GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance. The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP. In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies. Our calculations of the Total Debt to Capitalization Percentage at December 31, 2005, with comparison to the prior year are as follows:
Total Debt to Capitalization Percentage

	At
	December 31,
(Dollars in millions)	2005	2004

Short-term debt	$57	$88
Long-term debt	471	480

Total debt (a)	$528	$568

Deferred income tax liabilities	128	177
Minority interest in subsidiaries	17	18
Redeemable common stock	29	33
Stockholders’ equity	1,210	1,081

Total capital	$1,384	$1,309

Total debt and capital (b)	$1,912	$1,877

Debt to capitalization percentage (a/b)	27.6%	30.3%